CONSOLIDATED STATEMENTS OF INCOME


Dollars in Thousands          Year ended December 31,            1996           1995           1994

OPERATING REVENUES (Notes 1, 2 and 11)...................... $4,757,974     $4,676,684     $4,488,913

OPERATING EXPENSES
  Fuel used in electric generation (Note 1).................    758,498        744,226        705,019
  Net interchange and purchased power (Notes 2 and 3).......    378,724        468,293        553,355
  Other operation and maintenance...........................  1,505,028      1,403,547      1,341,659
  Depreciation and amortization (Note 1)....................    492,185        458,131        459,781
  General taxes.............................................    261,336        253,436        249,273
    Total operating expenses................................  3,395,771      3,327,633      3,309,087

OPERATING INCOME............................................  1,362,203      1,349,051      1,179,826

INTEREST EXPENSE AND OTHER INCOME (Note 1)
  Interest expense..........................................   (283,075)      (289,318)      (270,217)
  Allowance for funds used during construction and other
    deferred returns........................................    111,891        125,040        111,872
  Other, net................................................     14,638         (3,794)        14,414
    Total interest expense and other income.................   (156,546)      (168,072)      (143,931)

INCOME BEFORE INCOME TAXES..................................  1,205,657      1,180,979      1,035,895

INCOME TAXES (Notes 1 and 4)................................    475,691        466,441        397,019

NET INCOME..................................................    729,966        714,538        638,876
  Dividends on preferred and preference stock...............     44,245         48,903         49,724

EARNINGS FOR COMMON STOCK................................... $  685,721     $  665,635     $  589,152

COMMON STOCK DATA (Note 6)
  Average shares outstanding (thousands)....................    203,553        204,859        204,859
  Earnings per share........................................ $     3.37     $     3.25     $     2.88
  Dividends per share....................................... $     2.08     $     2.00     $     1.92


                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

Dollars in Thousands   Year ended December 31,   1996          1995          1994

BALANCE -Beginning of year.................. $2,858,275    $2,605,920    $2,410,825

ADD - Net income............................    729,966       714,538       638,876
       Total................................  3,588,241     3,320,458     3,049,701

DEDUCT

  Dividends
    Common stock............................    423,064       409,716       393,370
    Preferred and preference stock..........     44,245        48,903        49,724
  Capital stock transactions, net...........    128,358         3,564           687
       Total deductions.....................    595,667       462,183       443,781

BALANCE - End of year....................... $2,992,574    $2,858,275    $2,605,920


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS




Dollars in Thousands     Year ended December 31,                  1996          1995          1994

CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income................................................ $ 729,966     $ 714,538     $ 638,876

  Adjustments to reconcile net income to net cash provided by operating activities:

  Non-cash items
    Depreciation and amortization...........................   667,713       674,816       647,515
    Deferred income taxes and investment tax credit
      amortization..........................................   (27,641)        5,989        94,261
    Allowance for equity funds used during
      construction..........................................   (15,824)      (23,082)      (27,411)
    Purchased capacity levelization.........................    73,473       (33,149)     (268,925)
    Other, net..............................................    47,384        76,029        22,460
    (Increase) Decrease in
       Accounts receivable..................................   (20,289)     (136,838)       47,586
       Inventory............................................    40,476       (14,549)      (28,568)
       Prepayments..........................................    (1,031)       (7,178)         (435)
    Increase (Decrease) in
       Accounts payable.....................................    15,153        11,694       (52,506)
       Taxes accrued........................................   (19,750)       14,454       (51,641)
       Interest accrued and other liabilities...............    (6,966)       28,934        14,523
    Total adjustments.......................................   752,698       597,120       396,859

         Net cash provided by operating
           activities....................................... 1,482,664     1,311,658     1,035,735

CASH FLOWS FROM INVESTING ACTIVITIES
  Construction expenditures and other property
    additions...............................................  (646,465)     (713,299)     (772,452)
  Investment in nuclear fuel................................   (84,206)      (76,603)     (108,711)
  External funding for decommissioning......................   (56,470)      (56,470)      (52,524)
  Pre-funded pension cost...................................         -             -       (30,000)
  Investment in affiliates..................................   (25,708)      (54,945)       (6,718)
  Net change in investment securities.......................   (25,887)       54,425        17,922

         Net cash used in investing activities..............  (838,736)     (846,892)     (952,483)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from the issuance of
    First and refunding mortgage bonds......................         -       173,839       343,824
    Short-term notes payable, net...........................   (49,750)       48,200        86,300
    Construction loans and other............................   113,997        47,643        57,032
  Payments for the redemption of
    First and refunding mortgage bonds......................    (3,097)     (157,365)      (81,781)
    Common stock............................................  (159,000)            -             -
    Construction loans and other............................   (91,548)       (9,416)      (18,885)
    Preferred stock.........................................         -      (100,516)       (1,500)
  Dividends paid............................................  (466,751)     (458,018)     (443,633)
  Other.....................................................     2,917        (1,153)      (20,991)

         Net cash used in financing activities..............  (653,232)     (456,786)      (79,634)

Net increase (decrease) in cash.............................    (9,304)        7,980         3,618
Cash at beginning of year...................................    45,410        37,430        33,812

CASH AT END OF YEAR......................................... $  36,106     $  45,410     $  37,430

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          CONSOLIDATED BALANCE SHEETS


                                     ASSETS
Dollars in Thousands        December 31,                         1996            1995

CURRENT ASSETS
  Cash (Notes 5 and 10)..................................... $    36,106    $     45,410
  Short-term investments (Notes 1 and 10)...................      72,712          76,300
  Receivables (less allowance for losses:  1996 -
    $7,134; 1995 - $6,352) (Note 1).........................     709,992         689,703
  Inventory - at average cost...............................     301,365         341,841
  Prepayments and other.....................................      23,931          22,900

      Total current assets..................................   1,144,106       1,176,154

INVESTMENTS AND OTHER ASSETS
  Investments in affiliates (Note 11).......................     188,982         163,274
  Other investments, at cost or less (Note 10)..............     114,669          85,194
  Nuclear decommissioning trust funds (Notes 10 and 14).....     362,627         273,466
  Pre-funded pension cost (Note 12).........................      80,000          80,000

      Total investments and other assets....................     746,278         601,934

PROPERTY, PLANT AND EQUIPMENT (Notes 1, 3, 9, 13 and 14)
  Electric plant in service (at original cost)
    Production..............................................   7,278,439       7,154,332
    Transmission............................................   1,543,688       1,532,302
    Distribution............................................   4,303,885       4,105,513
    Other...................................................   1,068,342       1,030,226
      Electric plant in service.............................  14,194,354      13,822,373
    Less accumulated depreciation and amortization..........   5,438,498       5,122,192
      Electric plant in service, net........................   8,755,856       8,700,181
    Nuclear fuel............................................     604,813         731,691
    Less accumulated amortization...........................     363,290         453,921
      Nuclear fuel, net.....................................     241,523         277,770
  Construction work in progress (including nuclear fuel
    in process:
    1996 - $27,546; 1995 - $25,500).........................     388,999         382,582

      Total electric plant, net.............................   9,386,378       9,360,533

  Other property - at cost (less accumulated
    depreciation:
    1996 - $31,544; 1995 - $29,956).........................     426,039         354,713

      Total property, plant and equipment, net..............   9,812,417       9,715,246

DEFERRED DEBITS (Notes 1, 3, 4 and 13)
  Purchased capacity costs..................................     892,000         965,473
  Debt expense..............................................     169,842         180,930
  Regulatory asset related to income taxes..................     488,936         490,676
  Regulatory asset related to DOE assessment fee............      94,717         101,274
  Other.....................................................     121,394         126,797

      Total deferred debits.................................   1,766,889       1,865,150

TOTAL ASSETS................................................ $13,469,690    $ 13,358,484


                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          CONSOLIDATED BALANCE SHEETS


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Dollars in Thousands      December 31,                             1996            1995

CURRENT LIABILITIES
  Accounts payable.......................................... $   327,315    $    343,692
  Notes payable (Notes 5 and 10)............................     105,550         155,300
  Taxes accrued (Note 1)....................................         973          34,884
  Interest accrued..........................................      64,589          73,675
  Current maturities of long-term debt (Note 9).............     212,309          12,071
  Other (Note 13)...........................................     152,233         149,555

      Total current liabilities.............................     862,969         769,177


LONG-TERM DEBT (Notes 5, 9 and 10)..........................   3,538,114       3,711,405


ACCUMULATED DEFERRED INCOME TAXES (Notes 1 and 4)...........   2,376,012       2,382,204


DEFERRED CREDITS AND OTHER LIABILITIES
  Investment tax credit (Notes 1 and 4).....................     250,117         261,347
  DOE assessment fee (Note 1)...............................      94,717         101,274
  Nuclear decommissioning costs externally funded (Note
    14).....................................................     362,627         273,466
  Other.....................................................     412,419         390,427

      Total deferred credits and other
        liabilities.........................................   1,119,880       1,026,514


PREFERRED AND PREFERENCE STOCK WITH SINKING FUND
  REQUIREMENTS (Notes 8 and 10).............................     234,000         234,000


PREFERRED AND PREFERENCE STOCK WITHOUT SINKING
  FUND REQUIREMENTS (Notes 7 and 10)........................     450,000         450,000


COMMITMENTS AND CONTINGENCIES (Notes 11 and 13).............


COMMON STOCKHOLDERS' EQUITY (Note 6)
  Common stock, no par, 300,000,000 shares authorized;
    201,589,596 shares outstanding for 1996 and
      204,859,339 shares outstanding for 1995...............   1,896,141       1,926,909
  Retained earnings.........................................   2,992,574       2,858,275

      Total common stockholders' equity.....................   4,888,715       4,785,184



TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................. $13,469,690    $ 13,358,484

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




  NOTE 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                            A. NATURE OF OPERATIONS


    The Company is primarily engaged in the generation, transmission, distribution and sale of electric energy in the central portion of North Carolina and the western portion of South Carolina, comprising the area in both states known as the Piedmont Carolinas. The Company is one of the nation's largest investor-owned electric utilities.

    The Company is also engaged in a variety of diversified operations, most of which are organized in separate subsidiaries. The Company's subsidiaries and diversified activities are in the Associated Enterprises Group (AEG). AEG includes Church Street Capital Corp.; Crescent Resources, Inc.; Duke Energy Group, Inc.; Duke Engineering & Services, Inc.; Duke/Fluor Daniel; Duke/Louis Dreyfus, LLC; Duke Merchandising; DukeNet Communications, Inc.; Duke Water Operations; and Nantahala Power and Light Company. Certain subsidiaries have invested in both domestic and international affiliates. (See Note 11.)

    The financial statements are prepared in conformity with generally accepted accounting principles appropriate in the circumstances to reflect in all material respects the substance of events and transactions which should be included. In preparing these statements, management makes informed judgments and estimates of the expected effects of events and transactions that are currently being reported. However, actual results could differ from these estimates.


                                  B. REVENUES

    Electric revenues are recorded as service is rendered to customers. "Receivables" on the Consolidated Balance Sheets include $205,656,000 and $206,792,000 as of December 31, 1996 and 1995, respectively, for electric service that has been rendered but not yet billed to customers by Duke Power, and $4,294,000 as of December 31, 1996 for electric service that has been rendered but not yet billed to customers by Nantahala Power and Light Company.


                         C. ADDITIONS TO ELECTRIC PLANT

    The Company capitalizes all construction-related direct labor and materials as well as indirect construction costs. Indirect costs include general engineering, taxes and the cost of money (allowance for funds used during construction). The cost of renewals and betterments of units of property is capitalized.

    The cost of repairs and replacements representing less than a unit of property is charged to electric expenses. The original cost of property retired, together with removal costs less salvage value, is charged to accumulated depreciation.


            D. ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION (AFUDC)

    AFUDC represents the estimated debt and equity costs of capital funds necessary to finance the construction of new regulated facilities. AFUDC, a non-cash item, is recognized as a cost of "Construction work in progress," with an offsetting credit to "Interest expense and other income." After construction is completed, the Company is permitted to recover these construction costs, including a fair return, through their inclusion in rate base and in the provision for depreciation.

    The AFUDC rates of 9.7, 9.3 and 9.6 percent for Duke Power for 1996, 1995 and 1994, respectively, include a component for debt cost on a pre-tax basis. Rates for all periods are compounded semiannually.


                           E. OTHER DEFERRED RETURNS

    Other deferred returns represent the estimated financing costs associated with funding certain regulatory assets. These regulatory assets primarily arise from the Company's funding of purchased capacity costs above levels collected in rates. Other deferred returns are non-cash items. They are primarily recognized as an addition to "Purchased capacity costs" and as an offsetting credit to "Interest expense and other income."

               F. DEPRECIATION AND AMORTIZATION OF ELECTRIC PLANT

    Provisions for electric plant depreciation are recorded using the straight-line method. The year-end composite weighted-average depreciation rates were 3.44, 3.48 and 3.46 percent for 1996, 1995 and 1994, respectively.

    Amortization of nuclear fuel is included in "Fuel used in electric generation" in the Consolidated Statements of Income. The amortization is recorded using the units-of-production method.

    Under provisions of the Nuclear Waste Policy Act of 1982, the Company has entered into contracts with the Department of Energy (DOE) for the disposal of spent nuclear fuel. Payments made to the DOE for disposal costs are based on nuclear output and are included in "Fuel used in electric generation" in the Consolidated Statements of Income.

    A provision in the Energy Policy Act of 1992 established a fund for the decontamination and decommissioning of the DOE's uranium enrichment plants. Licensees are subject to an annual assessment for 15 years based on their pro rata share of past enrichment services. The annual assessment is recorded as fuel expense. The Company paid $9,472,000 during 1996 and has paid $45,022,000 cumulatively related to its ownership interest in nuclear plants. The Company has reflected the remaining liability and regulatory asset of $94,717,000 in the Consolidated Balance Sheet at December 31, 1996.


                                G. SUBSIDIARIES

    The Company's consolidated financial statements reflect consolidation of all of its majority-owned subsidiaries. Intercompany transactions have been eliminated in consolidation.


                                H. INCOME TAXES

    The Company and its subsidiaries file a consolidated federal income tax return.

    Deferred income taxes have been provided for temporary differences. Temporary differences occur when events and transactions recognized for financial reporting result in taxable or tax-deductible amounts in different periods. Investment tax credits have been deferred and are being amortized over the estimated useful lives of the related properties.


               I. UNAMORTIZED DEBT PREMIUM, DISCOUNT AND EXPENSE

    Expenses incurred in connection with the issuance of presently outstanding long-term debt issued for regulated operations, and premiums and discounts relating to such debt, are being amortized over the terms of the respective issues. Also, any call premiums or unamortized expenses associated with refinancing higher-cost debt obligations used to finance regulated assets and operations are being amortized over the lives of the new issues of long-term debt.


                    J. CONSOLIDATED STATEMENTS OF CASH FLOWS

    For purposes of the Consolidated Statements of Cash Flows, the Company's short-term investments in highly liquid debt instruments, with an original maturity of three months or less, are included in cash flows from investing activities and thus are not considered cash equivalents.

    Total income taxes paid were $491,340,000, $441,440,000 and $372,416,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

    Interest paid, net of amounts capitalized, was $269,219,000, $258,698,000 and $236,696,000 for the years ended December 31, 1996, 1995 and 1994, respectively.


                            K. COST-BASED REGULATION

    As a regulated entity, the Company is subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." Accordingly, the Company records certain assets and liabilities that result from the effects of the ratemaking process that would not be recorded under generally accepted accounting principles for non-regulated entities. Currently, the electric utility industry is predominantly regulated on a basis designed to recover the cost of providing electric power to its retail and wholesale customers. If cost-based regulation were to be discontinued in the industry for any reason, including competitive pressure on the cost-based prices of electricity, profits could be reduced, and utilities might be required to reduce their asset balances to reflect a market basis less than cost. Discontinuance of cost-based regulation would also require affected utilities to write off their associated regulatory assets. The regulatory assets of the Company are classified as "Deferred debits" on the Consolidated Balance

Sheets. Substantially all of the "Deferred debits" are regulatory assets. Management cannot predict the potential impact, if any, of these competitive forces on the Company's future financial position and results of operations. However, the Company continues to position itself to effectively meet these challenges by maintaining prices that are locally, regionally and nationally competitive.


                              NOTE 2. RATE MATTERS
DUKE POWER COMPANY


    The North Carolina Utilities Commission (NCUC) and The Public Service Commission of South Carolina (PSCSC) must approve rates for retail sales within their respective states. The Federal Energy Regulatory Commission (FERC) must approve Duke Power's rates for sales to wholesale customers. Sales to the other joint owners of the Catawba Nuclear Station, which represent a substantial majority of Duke Power's wholesale revenues, are set through contractual agreements. (See Note 3.)

    The most recent general rate increase requests in Duke Power's retail jurisdictions were filed and approved in 1991. Duke Power also filed its most recent general rate increase request within the FERC wholesale jurisdiction in 1991. A negotiated settlement between Duke Power and the wholesale customers was approved by the FERC in 1992.

    Fuel costs are reviewed semiannually in the wholesale jurisdiction and annually in the South Carolina retail jurisdiction, with provisions for changing such costs in base rates. In the North Carolina retail jurisdiction, a review of fuel costs in rates is required annually and during general rate case proceedings.

    All jurisdictions allow Duke Power to adjust rates for past over- or under-recovery of fuel costs. Therefore, Duke Power reflects in revenues the difference between actual fuel costs incurred and fuel costs recovered through rates.

    The PSCSC, on May 7, 1996, ordered a rate reduction in the form of a decrement rider of 0.432 cents per kilowatt-hour, or an average of approximately 8 percent, affecting South Carolina retail customers. South Carolina retail sales represent approximately 30 percent of the Company's total retail sales. The rate reduction was reflected on bills rendered on or after June 1, 1996. This net decrement rider reflects an interim true-up decrement adjustment associated with the levelization of Catawba Nuclear Station purchased capacity costs and an interim true-up increment associated with amortization of the demand-side management deferral account. The rate adjustment was made because, in the South Carolina retail jurisdiction, cumulative levelized revenues associated with the recovery of Catawba purchased capacity costs had exceeded purchased capacity payments and accrual of deferred returns, and certain demand-side costs had exceeded the level reflected in rates.

    Certain of the Company's wholesale customers, excluding the other Catawba joint owners, initiated proceedings in 1995 before the FERC concerning rate matters. The Company and nine of its eleven wholesale customers entered into a settlement in July 1996 which reduced the customers' rates by approximately 9 percent and renewed their contracts with the Company through the year 2000. Both of the customers that did not enter into the settlement have signed agreements to purchase energy from other suppliers beginning in 1997. The eleven wholesale customers involved in this matter accounted for less than 2 percent of the Company's overall electric revenues during 1996. The two customers that have signed agreements with other suppliers accounted for less than 0.5 percent of the Company's 1996 overall electric revenues.


NANTAHALA POWER AND LIGHT COMPANY


    During 1996, Nantahala Power and Light Company (NP&L) filed an application with and received approval from the NCUC to increase its annual retail service revenues by $4.6 million. NP&L's wholesale rates are adjusted annually to reflect current costs. Purchased power costs of NP&L are reviewed annually and during general rate case proceedings by the NCUC. NP&L is allowed to adjust rates for past over- or under-recovery of purchased power costs. Therefore, NP&L defers the difference between actual purchased power costs incurred and those recovered through rates.

                NOTE 3. JOINT OWNERSHIP OF GENERATING FACILITIES

    The Company previously sold interests in both units of the Catawba Nuclear Station. The other owners of portions of the Catawba Nuclear Station and supplemental information regarding their ownership are as follows:


                                                        Ownership Interest
                Owner                                   in the Station
North Carolina Municipal Power Agency
Number 1 (NCMPA)                                              37.5%

North Carolina Electric Membership
Corporation (NCEMC)                                         28.125%

Piedmont Municipal Power Agency
(PMPA)                                                        12.5%

Saluda River Electric Cooperative, Inc.
(Saluda River)                                               9.375%


    Each owner has provided its own financing for its ownership interest in the station.

    The Company retains a 12.5 percent ownership interest in the Catawba Nuclear Station. As of December 31, 1996, $497,304,000 of "Electric plant in service" and "Nuclear fuel" represents the Company's investment in Units 1 and 2. Accumulated depreciation and amortization of $192,057,000 associated with Catawba has been recorded as of year-end. The Company's share of operating costs of Catawba is included in the Consolidated Statements of Income.

    In connection with the joint ownership, the Company has entered into contractual agreements with the other joint owners to purchase declining percentages of the generating capacity and energy from the plant. These purchased power agreements were effective beginning with the commercial operation of each unit. Unit 1 and Unit 2 began commercial operation in June 1985 and August 1986, respectively. The purchased power agreements were established for 15 years for NCMPA and PMPA and 10 years for NCEMC and Saluda River. While the purchased power agreements with NCMPA and PMPA extend for 15 years, a significant decrease in the percentage of capacity and energy the Company is obligated to purchase occurs in the 11th calendar year of operation for each unit. This significant decrease occurred in 1995 for Unit 1 and 1996 for Unit 2.

    The agreements also provide for supplemental power sales by the Company to the other joint owners. Such power sales are to satisfy capacity and energy needs of the other joint owners beyond the capacity and energy which they retain from Catawba or potentially acquire in the form of other resources. The agreements further provide the other joint owners the ability to secure such supplemental requirements outside of these contractual agreements following an appropriate notice period. NCEMC and Saluda River have given appropriate notice that they intend to acquire their supplemental capacity requirements outside of these agreements effective January 1, 2001 and January 1, 2002, respectively, thus relieving the Company of the obligation to serve this portion of load. As the joint owners retain more capacity and energy from Catawba, or a third party, supplemental power sales are expected to decline.

    The agreements with each of the other joint owners include provisions that the Company will provide generating reserves to backstand the other joint owners' retained capacity in the Catawba plant at the system average cost of installed capacity. Additionally, the agreements include certain reliability exchanges designed to manage outage-related risks by exchanging energy entitlements between the Catawba Nuclear Station and the McGuire Nuclear Station, impacting the Company as well as all the other joint owners.

    Purchased energy cost payments are based on variable operating costs and are a function of the generation output of Catawba. Purchased capacity payments are based on the fixed costs of the plant and include the capital costs and fixed operating and maintenance costs. Actual purchased capacity costs for 1996 and projected obligations for 1997 through 2001, including the impact of the 1995 settlement agreement with NCMPA and PMPA (See Note 13), are as follows (dollars in thousands):

               PURCHASED CAPACITY    PURCHASED CAPACITY    TOTAL PURCHASED
   YEAR           CAPITAL COST             FIXED O&M           CAPACITY
1996 Actual       $   84,303              $  40,499            $ 124,802
1997 Projected    $   67,030              $  34,858            $ 101,888
1998 Projected    $   48,423              $  26,388            $  74,811
1999 Projected    $   35,337              $  19,122            $  54,459
2000 Projected    $    4,286              $   2,470            $   6,756
2001 Projected             -                      -                    -

    Effective in its November 1991 rate order, the North Carolina Utilities Commission reaffirmed the Company's recovery, on a levelized basis, of the capital costs and fixed operating and maintenance costs of capacity purchased from the other joint owners. The Public Service Commission of South Carolina in its November 1991 rate order reaffirmed the Company's recovery on a levelized basis of the capital costs of capacity purchased from the other joint owners. Levelization was reaffirmed through inclusion in rates approved in March 1992 by the Federal Energy Regulatory Commission (FERC). The portion of purchased capacity subject to levelization not currently recovered in rates is being deferred, and the Company is recording a deferred return on the accumulated balance. The Company recovers the accumulated balance, including the deferred return, when the sum of the declining purchased capacity payments and accrual of deferred returns for the current period drops below the levelized revenues. Jurisdictional levelizations are intended to recover total costs, including deferred returns, and are subject to adjustments, including final true-ups. The Company recovers the costs of purchased energy and the non-levelized portion of purchased capacity on a current basis.

    The current levelized revenues approved in the Company's last general rate proceedings are $211,423,000, $94,137,000 and $6,815,000 for North Carolina
retail, South Carolina retail and Other Wholesale (FERC), respectively. Purchased power costs, subject to levelization, are deferred based on allocation factors of approximately 62 percent, 26 percent and 2 percent for North Carolina retail, South Carolina retail and Other Wholesale (FERC), respectively. The PSCSC, on May 7, 1996, ordered a rate reduction in the form of a decrement rider for an interim true-up adjustment. (See Note 2.) The Company also recovers an allocated amount of purchased power costs in the pricing of supplemental sales made to the other joint owners on a current basis.

    During 1996, in the North Carolina retail and FERC wholesale jurisdictions, annual levelized revenues exceeded purchased capacity payments and the accrual of deferred returns for the first time. In the South Carolina retail jurisdiction, cumulative levelized revenues have exceeded purchased capacity payments and accrual of deferred returns.

    For the years ended December 31, 1996, 1995 and 1994, the Company recorded purchased capacity and energy costs from the other joint owners of $151,174,000, $388,246,000 and $604,505,000, respectively. These amounts, after adjustments for the costs of capacity purchased not reflected in current rates, are included in "Net interchange and purchased power" in the Consolidated Statements of Income. As of December 31, 1996 and 1995, $892,000,000 and $965,473,000,
respectively, associated with the cost of capacity purchased but not reflected in current rates have been accumulated in the Consolidated Balance Sheets as "Purchased capacity costs."


                           NOTE 4. INCOME TAX EXPENSE

Accumulated deferred income taxes consist primarily of the following (dollars in thousands):



                                                                December 31, 1996            December 31, 1995
Excess tax over book depreciation at historical
  tax rates................................................ $1,424,709                   $1,387,925
Regulatory liability related to adjusting deferred
  taxes to the current statutory tax rate.................. (108,462)*                   (114,538)*
   Net excess tax over book depreciation...................               $1,316,247                   $1,273,387
Regulatory asset related to restating to a pre-tax
  basis....................................................                 597,398*                     605,214*
Deferred purchased capacity costs..........................                  345,089                      374,112
Book versus tax basis differences..........................                   42,963                       60,443
Loss on bond redemptions...................................                   63,962                       68,135
Other......................................................                   10,353                          913
   Total deferred income taxes.............................               $2,376,012                   $2,382,204

* The net regulatory asset related to income taxes is $488,936,000 for 1996 and $490,676,000 for 1995.


   Total deferred income tax liability was $2,932,260,000 as of December 31, 1996, and $2,946,711,000 as of December 31, 1995. Total deferred income tax asset was $556,248,000 as of December 31, 1996, and $564,507,000 as of December 31, 1995.


    Income tax expense for the years ended December 31, 1996, 1995 and 1994 consisted of the following (dollars in thousands):

                                          1996         1995         1994
Current income taxes
 Federal............................. $413,429     $377,237     $249,968
 State...............................   89,903       83,215       52,790
  Total current income taxes.........  503,332      460,452      302,758
Deferred taxes, net
 Federal.............................  (16,706)      13,466       83,359
 State...............................      295        3,770       22,153
  Total deferred taxes, net..........  (16,411)      17,236      105,512
Investment tax credit amortization...  (11,230)     (11,247)     (11,251)
  Total income tax expense........... $475,691     $466,441     $397,019

Income taxes differ from amounts computed by applying the statutory tax rate to pre-tax income for the years ended December 31, 1996, 1995 and 1994 as follows (dollars in thousands):


                                                                 1996         1995         1994
Income taxes on pre-tax income at the statutory federal
  rate of 35%............................................... $421,980     $413,343     $362,563
Increase (reduction) in tax resulting from:
 Allowance for funds used during construction (AFUDC).......   (5,538)      (8,079)      (9,594)
 Amortization of investment tax credit deferrals............  (11,230)     (11,247)     (11,251)
 AFUDC in book depreciation/amortization....................   19,990       21,057       19,027
 Deferred income tax flowback at rates higher than
   statutory................................................   (6,389)      (5,675)      (5,530)
 State income taxes, net of federal income tax
   benefits.................................................   58,242       56,210       47,872
 Other items, net...........................................   (1,364)         832       (6,068)
       Total income tax expense............................. $475,691     $466,441     $397,019

              NOTE 5. SHORT-TERM BORROWINGS AND CREDIT FACILITIES

The following credit facilities were available to the Company at December 31, 1996 and 1995:



                                       Line of Credit at       Outstanding at    Line of Credit at       Outstanding at
            Type of Facility           December 31, 1996    December 31, 1996    December 31, 1995    December 31, 1995
Annually renewable lines of credit     $      64,900,000    $       8,550,000    $      64,900,000    $      29,300,000
Two-year revolving facilities (a)             40,000,000                    -           40,000,000                    -
Four-year revolving facilities (b)           235,000,000           42,000,000          210,000,000           30,043,000
Five-year revolving facilities (c)           355,000,000                    -          355,000,000                    -
                                       $     694,900,000    $      50,550,000    $     669,900,000    $      59,343,000


(a) THE COMPANY HAD $40,000,000 IN POLLUTION CONTROL BONDS, INCLUDED IN LONG-TERM DEBT, OUTSTANDING THROUGHOUT 1996 AND 1995 BACKED BY THESE FACILITIES.

(b) THE OUTSTANDING BALANCES OF $42,000,000 IN 1996 AND $30,043,000 IN 1995 ARE INCLUDED IN LONG-TERM DEBT.

(c) THE COMPANY HAD $130,000,000 IN COMMERCIAL PAPER, INCLUDED IN LONG-TERM DEBT, OUTSTANDING THROUGHOUT 1996 AND 1995 BACKED BY THESE FACILITIES.

    Cash balances maintained at the banks on deposit were $11,336,000 as of December 31, 1996, and $17,120,000 as of December 31, 1995. Cash balances and fees compensate banks for their services, even though the Company has no formal compensating-balance arrangements. To compensate certain banks for credit facilities, the Company maintained balances of $45,000 as of December 31, 1996 and 1995. The Company retains the right of withdrawal with respect to the funds used for compensating-balance arrangements.

    A summary of short-term borrowings is as follows (dollars in thousands):


                                                                                  Twelve Months Ended
                                                            December 31, 1996       December 31, 1995     December 31, 1994
Amount outstanding at end of period - average rate of
  6.05% as of December 31, 1996, 5.91% as of
  December 31, 1995, and 6.02% as of
  December 31, 1994 .......................................     $ 105,550             $ 155,300               $  107,100
Maximum amount outstanding during the period...............     $ 176,450             $ 264,300               $  143,400
Average amount outstanding during the period...............     $  56,343             $  88,470               $   24,161
Weighted-average interest rate for the period - computed
  on a daily basis.........................................          5.33%                 6.05%                    4.58%

                   NOTE 6. COMMON STOCK AND RETAINED EARNINGS

COMMON STOCK

    As of December 31, 1996, a total of 9,004,659 shares was reserved for issuance for stock plans.

    On February 27, 1996, the Board of Directors authorized the Company to repurchase up to $1 billion of its common stock over the next five years. As of December 31, 1996, approximately 3.3 million shares had been repurchased for $159 million. On January 28, 1997, the Board of Directors amended the program to expressly limit the number of shares authorized for repurchase under the program, from the initiation of the program through a date two years after the consummation of the proposed merger with PanEnergy Corp, to an amount not to exceed 15 million shares. (See Note 13.)

RETAINED EARNINGS

    As of December 31, 1996, substantially all of the Company's retained earnings were unrestricted as to the declaration or payment of dividends.


    NOTE 7. PREFERRED AND PREFERENCE STOCK WITHOUT SINKING FUND REQUIREMENTS

The following shares of stock were authorized with or without sinking fund requirements as of December 31, 1996 and 1995:

                         Par Value        Shares
Preferred Stock          $  100         12,500,000
Preferred Stock A        $   25         10,000,000
Preference Stock         $  100          1,500,000

    As of December 31, 1996 and 1995, there were no shares of preference stock outstanding. Preferred stock without sinking fund requirements as of December 31, 1996 and 1995, was as follows (dollars in thousands):


                                Year         Shares
Rate/Series                   Issued    Outstanding        1996        1995
4.50%  C.....................   1964        350,000    $ 35,000    $ 35,000
5.72%  D.....................   1966        350,000      35,000      35,000
6.72%  E.....................   1968        350,000      35,000      35,000
7.85%  S.....................   1992        600,000      60,000      60,000
7.00%  W.....................   1993        500,000      50,000      50,000
7.04%  Y.....................   1993        600,000      60,000      60,000
7.72% (Preferred Stock A)....   1992      1,600,000      40,000      40,000
6.375% (Preferred Stock A)...   1993      2,400,000      60,000      60,000
Auction Series A.............   1990        750,000      75,000      75,000
    Total....................                          $450,000    $450,000

    NOTE 8. PREFERRED AND PREFERENCE STOCK WITH SINKING FUND REQUIREMENTS

    The following shares of stock were authorized with or without sinking fund requirements as of December 31, 1996 and 1995:

                         Par Value        Shares
Preferred Stock          $ 100         12,500,000
Preferred Stock A        $  25         10,000,000
Preference Stock         $ 100          1,500,000

    As of December 31, 1996 and 1995, there were no shares of preference stock outstanding. Preferred stock with sinking fund requirements as of December 31, 1996 and 1995, was as follows (dollars in thousands):


                                 Year         Shares
Rate/Series                    Issued    Outstanding        1996        1995
5.95% B (Preferred Stock A)...   1992        800,000    $ 20,000    $ 20,000
6.10% C (Preferred Stock A)...   1992        800,000      20,000      20,000
6.20% D(Preferred Stock A)....   1992        800,000      20,000      20,000
7.50% R.......................   1992        850,000      85,000      85,000
6.20% T.......................   1992        130,000      13,000      13,000
6.30% U.......................   1992        130,000      13,000      13,000
6.40% V.......................   1992        130,000      13,000      13,000
6.75% X.......................   1993        500,000      50,000      50,000

    Total.....................                          $234,000    $234,000

    The annual sinking fund requirements through 2001 are $0 in 1997, $4,250,000 in 1998, $24,250,000 in 1999, $37,250,000 in 2000 and $37,250,000 in 2001. Some
additional redemptions are permitted at the Company's option.

    The call provisions for the outstanding preferred stock specify various redemption prices not exceeding 108 percent of par value, plus accumulated dividends to the redemption date.

                             NOTE 9. LONG-TERM DEBT

Long-term debt outstanding as of December 31, 1996 and 1995, was as follows (dollars in thousands):

  Series    Year Due     1996      1995          Series             Year Due               1996              1995
FIRST AND REFUNDING MORTGAGE BONDS:               (CONTINUED)
  6.59%           1996           -      3,000          8.27%          2025                 50,000          50,000
  5 3/8%          1997      72,600     72,600          8.28%          2025                  2,000           2,000
  5 5/8%          1997     100,000    100,000          8.30%          2025                  5,000           5,000
  5.17%           1998      50,000     50,000          8.95%          2027                 15,584          15,681
  7.5%            1999     100,000    100,000          7%             2033                150,000         150,000
  6 1/4%          1999      65,000     65,000
  5.76%           1999       5,000      5,000          POLLUTION CONTROL BONDS:
  5.78%           1999      25,000     25,000          7.70%          2012                 20,000          20,000
  5.79%           1999      30,000     30,000          7.75% B        2017                 10,000          10,000
  8%    B         1999     200,000    200,000          7.50%          2017                 25,000          25,000
  7%              2000     100,000    100,000          3.58%          2014                 40,000          40,000
  7%    B         2000     100,000    100,000          5.80%          2014                 77,000          77,000
  5 7/8%          2001     150,000    150,000            Subtotal                       3,463,184       3,466,281
  6 5/8% B        2003     100,000    100,000
  5 7/8% C        2003      75,000     75,000          OTHER LONG-TERM DEBT:
  6.125%          2003      75,000     75,000          Capitalized leases                  11,265           7,477
  8%              2004      75,000     75,000          Other long-term debt               146,539         147,410
  6 1/4% B        2004     100,000    100,000          Unamortized debt discount
  7.37%-7.41%     2004     100,000    100,000            and premium, net                 (56,995)        (61,674)
  7%              2005     200,000    200,000          Current maturities of
  6 3/8%          2008     125,000    125,000            long-term debt                  (174,726)         (4,295)
  8 3/4%          2021     150,000    150,000            Subtotal (a)                   3,389,267       3,555,199
  8 3/8% B        2021     150,000    150,000
  8 5/8%          2022     100,000    100,000          SUBSIDIARY LONG-TERM DEBT:
  7 3/8%          2023     200,000    200,000          Crescent Resources, Inc. (b)       118,058         130,694
  6 7/8% B        2023     200,000    200,000          Nantahala Power and Light           68,372          33,288
  7 7/8%          2024     150,000    150,000          Current maturities of
  6 3/4%          2025     150,000    150,000            long-term debt                   (37,583)         (7,776)
  7 1/2% B        2025     100,000    100,000          Subtotal                           148,847         156,206
  8.27%           2025      21,000     21,000          Total long-term debt            $3,538,114      $3,711,405

(a) SUBSTANTIALLY ALL OF DUKE POWER'S ELECTRIC PLANT WAS MORTGAGED AS OF DECEMBER 31, 1996.


(b) SUBSTANTIAL AMOUNTS OF CRESCENT RESOURCES, INC.'S REAL ESTATE DEVELOPMENT PROJECTS, LAND AND BUILDINGS ARE PLEDGED AS COLLATERAL.

    As of December 31, 1996 and 1995, the Company had $40,000,000 in pollution control revenue bonds backed by an unused, two-year revolving credit facility of $40,000,000. In addition, the Company had $130,000,000 in commercial paper outstanding throughout 1996 and 1995 backed by unused five-year revolving credit facilities. These facilities are on a fee basis. Both the $40,000,000 in pollution control bonds and the $130,000,000 in commercial paper are included in long-term debt.

    As of December 31, 1996, Crescent Resources, Inc. had $45,428,000 in mortgage loans which mature through 1999 and $30,630,000 in mortgage loans maturing in 2000 or thereafter. Additionally, Crescent Resources, Inc. had $42,000,000 outstanding at December 31, 1996, included in long-term debt on a $75,000,000 four-year revolving credit facility. Interest rates are variable and at December 31, 1996, ranged from 5.95 percent to 7.10 percent. As of December 31, 1996, Nantahala Power and Light Company had $68,000,000 in senior notes maturing in 2011, 2012 and 2016. The notes carry fixed interest rates of
9.21 percent, 7.45 percent and 6.90 percent and require monthly payments of principal beginning in 1997, 1998 and 2002, respectively.

    The annual maturities of consolidated long-term debt, including capitalized lease principal payments through 2001, are $212,309,000 in 1997; $62,759,000 in 1998; $444,840,000 in 1999; $248,271,000 in 2000; and $154,541,000 in 2001.

                         NOTE 10. FINANCIAL INSTRUMENTS

    The carrying amounts of "Cash," "Short-term investments," and "Notes payable" on the Consolidated Balance Sheets approximate fair value primarily because of the short maturities of these instruments. "Other investments" includes notes receivable issued at fixed rates with maturities up to 30 years for which there are no quoted market prices. The majority of estimated fair value amounts of long-term debt and preferred stock as disclosed below were obtained from independent parties. Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates determined as of December 31, 1996 and 1995, are not necessarily indicative of the amounts the Company could have realized in current market exchanges.

    External funds have been established, as required by the Nuclear Regulatory Commission, as a mechanism to fund certain costs of nuclear decommissioning. (See Note 14.) Currently, these nuclear decommissioning trust funds are invested in U.S. stocks, bonds and cash equivalents. "Nuclear decommissioning trust funds" are presented on the Consolidated Balance Sheets at amounts that approximate fair value.

    The carrying amounts and estimated fair values of long-term debt and preferred stock are as follows (dollars in thousands):


                         December 31, 1996             December 31, 1995
                 Carrying Amount   Fair Value     Carrying Amount   Fair Value
Long-term debt....  $3,796,153    $3,773,000       $3,777,672    $3,879,000
Preferred stock...  $  684,000    $  699,000       $  684,000    $  689,000


    The Company has authority to issue up to $1 billion aggregate principal amount of debt securities under a shelf registration statement filed with the Securities and Exchange Commission (SEC). Such debt securities may be issued as First and Refunding Mortgage Bonds, Senior Notes or Subordinated Debentures.

    In order to obtain variable rate financing at an attractive cost, the Company entered into interest rate swap agreements associated with the November 1994, issuance of $200 million aggregate principal amount of its First and Refunding Mortgage Bonds, 8% Series B due 1999 and the August 1995, issuance of $100 million aggregate principal amount of its First and Refunding Mortgage Bonds, 7 1/2% Series B due 2025. The interest rate swaps are reset quarterly based upon the three-month London Interbank Offered Rate (LIBOR). As a result of the interest rate swap contracts, interest expense on the Consolidated Statements of Income is recognized at the weighted average rate for the year tied to the LIBOR rate. The weighted average rates are as follows (dollars in thousands):


                                                     Weighted Average Rate
Series                Year Due      Face Value      1996       1995     1994
8% Series B             1999        $200,000         5.64%     6.14%     5.95%
7 1/2% Series B         2025        $100,000         6.69%     7.06%        -


    Duke Energy Group, Inc. entered into a hedge transaction in 1995 to offset currency fluctuations between the U.S. dollar and the Chilean peso associated with expected equity contributions to an affiliate in 1995, 1996 and 1997.
The hedge transaction has a notional amount of approximately $4.4 million at December 31, 1996. Duke Energy Group, Inc. records any realized gains or losses associated with the hedge as an adjustment to investments in affiliates.

                       NOTE 11. INVESTMENTS IN AFFILIATES

    Certain investments, where the Company's ownership in domestic and international affiliates is 50 percent or less, are accounted for by the equity method. These investments include ownership interests in various power development projects; start-up personal communications services; marketing of natural gas, electric power, and development of other energy services; participation in various construction and support activities for fossil-fueled generating plants; and real-estate development projects. The Company's proportionate share of net income (loss) from these affiliates for the years ended December 31, 1996, 1995 and 1994 was $(6,133,000), $9,237,000 and
$7,049,000, respectively. These amounts are reflected in "Operating revenues" on the Consolidated Statements of Income.

    A summary of assets and liabilities of these affiliates follows (dollars in thousands):


                                  December 31, 1996          December 31, 1995
                                              Company's                Company's
                                            Proportionate            Proportionate
                                 Total         Share        Total        Share
Assets of affiliates........ $ 1,979,418     $549,442    $1,445,600     $351,376
Liabilities of affiliates... $1,041,207*     $360,460    $ 615,452*     $188,102

*The Company's exposure to these liabilities is mitigated through the use of project or limited recourse financing by the affiliates and capitalization of its subsidiaries investing in the affiliates.

    In addition, the Company had outstanding loans to certain affiliates of $2,900,000 and $23,170,000 at December 31, 1996 and 1995, respectively.

    In the normal course of business, some of these affiliates enter into contractual agreements to exchange natural gas, electric power, futures, swaps and options; and construction contracts which contain certain schedule and performance requirements. The affiliates exercise risk management procedures to control and minimize their exposure associated with the contracts. Certain subsidiaries of the Company have guaranteed performance of the affiliates under some of these contracts. Management is of the opinion that these guarantees will not have any material adverse effect on the results of operations or the financial position of the Company.


                          NOTE 12. RETIREMENT BENEFITS

                               A. RETIREMENT PLAN

    The Company and its operating subsidiaries, with the exception of Nantahala Power and Light Company, which maintains its own retirement plans, have a non-contributory, defined benefit retirement plan covering substantially all their employees. Through December 31, 1996, the benefit was based upon an age-related formula which took into account years of creditable service and the employee's average compensation based upon the highest compensation during a consecutive sixty-month period. The benefit was reduced by an adjustment which is based upon the employee's social security wages. Normal retirement age under the Plan was age 65; however, early retirement benefits were payable as early as age 55 with 10 years of creditable service or age 51 if the employee had at least 30 years of creditable service. The Company's policy is to fund pension costs as accrued.


    Effective January 1, 1997, the Plan was amended to be a Cash Balance Plan. Under the Cash Balance Plan, records are maintained on an individual participant basis with monthly credits based upon the participant's creditable compensation multiplied times a percentage that ranges from 3 percent to 7 percent depending upon the sum of the participant's age and years of service. An additional credit of 4 percent applies to creditable compensation in excess of the social security wage base. Additionally, monthly interest credits will be allocated based upon the yield of 30-year U.S. Treasury Bonds, subject to a 4 percent minimum and a 9 percent maximum yield. Normal retirement age will remain age 65. Employees who were participants in the Plan before January 1, 1997, remain eligible to receive certain transitional benefits under the provisions of the previous plan. After January 1, 1997, employees can receive early retirement benefits as early as age 55 with at least 5 years of vesting service.

    Net periodic pension cost for the years ended December 31, 1996, 1995 and 1994, include the following components (dollars in thousands):


                                                           1996                       1995                      1994
Service cost benefit earned during the year.....               $  49,636                   $  46,402                  $ 43,098
Interest cost on projected benefit obligation...                 116,088                     111,110                    96,521
Actual return on plan assets....................  (180,463)                   (253,314)                    (6,138)
Amount deferred for recognition.................    58,705                     144,022                    (86,995)
Expected return on plan assets..................                (121,758)                   (109,292)                  (93,133)
Net amortization................................                   9,070                       6,161                     7,657
    Net periodic pension cost...................               $  53,036                   $  54,381                  $ 54,143

    A reconciliation of the funded status of the plan to the amounts recognized in the Consolidated Balance Sheets as of December 31, 1996 and 1995, is as follows (dollars in thousands):

                                                                     1996             1995
Accumulated benefit obligation:
  Vested benefits........................................... $ (1,453,115)    $ (1,289,459)
  Nonvested benefits........................................       (4,083)          (6,216)
    Accumulated benefit obligation.......................... $ (1,457,198)    $ (1,295,675)

Fair market value of plan assets,
  consisting primarily of short-term investments and
  cash equivalents, common stocks, real estate investments
  and government and industrial bonds....................... $  1,587,812     $  1,424,148
Projected benefit obligation................................   (1,663,375)      (1,596,747)
Unrecognized net experience loss............................      220,355          286,837
Unrecognized prior service cost reduction...................      (65,460)         (35,039)
Remaining unrecognized transitional obligation..............          668              801
    Pre-funded pension cost................................. $     80,000     $     80,000

    Assumptions used in the Company's pension accounting include:

                                                  1996      1995      1994
Weighted-average discount rate                    7.50%     7.50%     8.25%
Weighted-average salary increase                  4.75%     4.75%     5.40%
Expected long-term rate of return on plan assets  9.00%     9.00%     9.00%

    During 1995, the Company offered to certain employees an Enhanced Vested Benefits program (EVB). The Company recorded an additional one-time expense for special termination benefits associated with EVB of approximately $42,196,000, including $21,600,000 of additional retirement plan costs.

                          B. POSTRETIREMENT BENEFITS

    The Company and its operating subsidiaries, with the exception of Nantahala Power and Light Company (NP&L), which maintained its own postretirement benefit plans through December 1995, currently provide certain health care and life insurance benefits for retired employees. NP&L employees who retired after January 1, 1996, are covered by Duke Power Company's postretirement benefit plan. Through December 31, 1996, employees became eligible for these benefits if they retired at age 55 or greater with 10 years of service or if they retired as early as age 51 with 30 years or more of service. Effective January 1, 1997, employees who were participants in the Retirement Plan before January 1, 1997, become eligible for certain transitional postretirement benefits under the provisions of the previous plan. Employees who were not participants in the plan before January 1, 1997, become eligible as early as age 55 with at least 10 years of vesting service. All employees retiring after January 1, 1992, receive a fixed Company allowance, based on years of service, to be used to pay medical insurance premiums. The Company reserves the right to terminate, suspend, withdraw, amend or modify the plans in whole or in part at any time.

    In 1992, the Company commenced funding the maximum amount allowable under section 401(h) of the Internal Revenue Code, which provides for tax deductions for contributions and tax-free accumulation of investment income. Such amounts partially fund the Company's medical and dental postretirement benefits. The Company has also established a Retired Lives Reserve, which has tax attributes similar to 401(h) funding, to partially fund its postretirement life insurance obligation. The Company contributed $15,200,000 into these funding mechanisms in 1996 and $23,000,000 in 1995.

    Net periodic postretirement benefit cost for the years ended December 31, 1996, 1995 and 1994, include the following components (dollars in thousands):


                                                                1996                     1995                1994
Service cost benefit earned during the year.........              $ 6,388                  $ 5,874                 $ 5,415
Interest cost on accumulated postretirement benefit
  obligation........................................               27,276                   27,201                  25,321
Actual return on plan assets........................  (12,383)                 (14,726)                 (1,451)
Amount deferred for recognition.....................    2,988                    7,260                  (3,469)
Expected return on plan assets......................               (9,395)                  (7,466)                 (4,920)
Straight-line - 20 year amortization of transitional
  obligation........................................               13,515                   13,293                  13,293
Other amortization..................................                1,566                      555                     366
  Net periodic postretirement benefit cost..........              $39,350                  $39,457                 $39,475


    A reconciliation of the funded status of the plan to the amounts recognized in the Consolidated Balance Sheets as of December 31, 1996 and 1995, is as follows (dollars in thousands):



                                                                         1996                     1995
Fair market value of plan assets,
   consisting primarily of short-term investments and
   cash equivalents, common stocks, real estate
   investments and government and
   industrial bonds.......................................                 $  127,594                   $  105,506
Actives eligible to retire................................      (39,567)                    (25,780)
Actives not eligible to retire............................     (118,103)                    (97,389)
Retirees and surviving spouses............................     (251,325)                   (253,688)
Accumulated postretirement benefit obligation (APBO)......                   (408,995)                    (376,857)
Unrecognized prior service cost...........................                     66,692                          712
Unrecognized net experience (gain)/loss...................                     (3,772)                      25,955
Unrecognized transitional obligation......................                    177,338                      212,695
    (Accrued) postretirement benefit cost.................                $   (41,143)                  $  (31,989)

    Assumptions used in the Company's postretirement benefits accounting include:

                                                         1996     1995     1994
Weighted-average discount rate ......................    7.50%    7.50%    8.25%
Weighted-average salary increase ....................    4.75%    4.75%    5.40%
Expected long-term rate of return on 401(h) assets ..    9.00%    9.00%    9.00%
Expected long-term rate of return on RLR assets .....    6.50%    8.00%    6.50%


    The assumed medical inflation rate was approximately 9.5 percent in 1996. This rate decreases by 0.5 percent to 1.0 percent per year until a rate of
5.5 percent is achieved in the year 2001, which remains fixed thereafter.

    A 1.0 percent increase in the medical and dental trend rates produces a 7.0 percent ($2,940,971) increase in the aggregate service and interest cost. The increase in the APBO attributable to a 1.0 percent increase in the medical and dental trend rates is 7.8 percent ($31,462,000) as of December 31, 1996.



                     NOTE 13. COMMITMENTS AND CONTINGENCIES

                            A. CONSTRUCTION PROGRAM


    Projected construction and nuclear fuel costs for Duke Power's electric operations, both including allowance for funds used during construction, are $2.6 billion and $716 million, respectively, for 1997 through 2001. These projections are subject to periodic review and revisions. Actual construction and nuclear fuel costs and capital expenditures incurred may vary from such estimates. Cost variances are due to various factors, including revised load estimates, environmental matters and cost and availability of capital.

    Projected capital expenditures of subsidiaries and diversified activities are $1.5 billion for 1997 through 2001. These projections are subject to periodic review and revisions and may vary significantly as business plans evolve to meet the opportunities presented by their markets.


                              B. NUCLEAR INSURANCE

    The Company maintains nuclear insurance coverage in three areas: liability coverage, property, decontamination and decommissioning coverage, and extended accidental outage coverage to cover increased generating costs and/or replacement power purchases. The Company is being reimbursed by the other joint owners of the Catawba Nuclear Station for certain expenses associated with nuclear insurance premiums paid by the Company.

    Pursuant to the Price-Anderson Act, the Company is required to insure against public liability claims resulting from nuclear incidents to the full limit of liability of approximately $8.9 billion. The maximum required private primary insurance of $200 million has been purchased along with a like amount to cover certain worker tort claims. The remaining amount, currently $8.7 billion, which will be increased by $79.3 million as each additional commercial nuclear reactor is licensed, has been provided through a mandatory industry-wide excess secondary insurance program of risk pooling. The $8.7 billion could also be reduced by $79.3 million for certain nuclear reactors that are no longer operational and may be exempted from the risk pooling insurance program. Under this program, licensees could be assessed retrospective premiums to compensate for damages in the event of a nuclear incident at any licensed facility in the nation. If such an incident occurs and public liability damages exceed primary insurances, licensees may be assessed up to $79.3 million for each of their licensed reactors, payable at a rate not to exceed $10 million a year per licensed reactor for each incident. The $79.3 million amount is subject to indexing for inflation and may be subject to state premium taxes. The $79.3 million includes a surcharge of 5 percent (which is also included in the above $8.7 billion figure) if funds are insufficient to pay claims and associated costs. If retrospective premiums were to be assessed, the other joint owners of the Catawba Nuclear Station are obligated to assume their pro rata share of such assessment.

    The Company is a member of Nuclear Mutual Limited (NML), which provides $500 million in primary property damage coverage for each of the Company's nuclear facilities. If NML's losses ever exceed its reserves, the Company will be liable, on a pro rata basis, for additional assessments of up to $34 million. This amount represents 5 times the Company's annual premium to NML. The other joint owners of Catawba are obligated to assume their pro rata share of any liability for retrospective premiums and other premium assessments resulting from the NML policies applicable to Catawba.

    The Company is also a member of Nuclear Electric Insurance Limited (NEIL) and purchases insurance through NEIL's excess property, decontamination and decommissioning liability insurance program. NEIL provides excess insurance coverage of $2.25 billion for the Catawba Nuclear Station and $1.5 billion for each of the Oconee and McGuire Nuclear Stations. If losses ever exceed the accumulated funds available to NEIL for the excess property, decontamination and decommissioning liability program, the Company will be liable, on a pro rata basis, for additional assessments of up to $40 million. This amount is limited to 5 times the Company's annual premium to NEIL for excess property, decontamination and decommissioning liability insurance. The other joint owners of Catawba are obligated to assume their pro rata share of any liability for retrospective premiums and other premium assessments resulting from the NEIL policies applicable to Catawba.

    The Company participates in a NEIL program that provides insurance for the increased cost of generation and/or purchased power resulting from an accidental outage of a nuclear unit. Each unit of the McGuire and Catawba Nuclear Stations is insured for up to approximately $3.5 million per week, after a 21-week deductible period, with declining amounts per unit where more than one unit is involved in an accidental outage. The Oconee Nuclear Station units are insured for up to approximately $2.7 million, under like terms. Coverages continue at 100 percent for 52 weeks and 80 percent for the next 104 weeks. If NEIL's losses for this program ever exceed its reserves, the Company will be liable, on a pro rata basis, for additional assessments of up to $27 million. This amount represents 5 times the Company's annual premium to NEIL for insurance for the increased cost of generation and/or purchased power resulting from an accidental outage of a nuclear unit. The other joint owners of Catawba are obligated to assume their pro rata share of any liability for retrospective premiums and other premium assessments resulting from the NEIL policies applicable to the joint ownership agreements.


                     C. PROPOSED MERGER WITH PANENERGY CORP

    On November 25, 1996, the Company and PanEnergy Corp announced a proposed stock-for-stock transaction creating an integrated energy company. Upon consummation of the merger, PanEnergy will be a wholly owned subsidiary of the Company, and the Company's name will be changed to Duke Energy Corporation. The transaction is expected to close by December 31, 1997, subject to approval of the shareholders of both companies and all applicable regulatory approvals. The shareholders of each company will vote on the proposed merger at their annual meetings, which are scheduled for April 24, 1997 for both companies. Applications for regulatory approval were filed with the NCUC and the PSCSC on December 19, 1996 and the FERC on February 3, 1997. Regulatory proceedings are expected to be successfully completed by year-end 1997. In connection with the transaction, each share of PanEnergy common stock will be converted into 1.0444 shares of common stock of the Company. The transaction will be accounted for as a pooling of interests. Further details about the proposed acquisition are provided in the Company's report on Form 8-K, filed with the Securities and Exchange Commission on December 9, 1996, and in the Joint Proxy-Prospectus provided to shareholders in connection with the Company's annual meeting. Unless otherwise indicated, all information presented herein relates to the Company only and does not take into account the proposed merger with PanEnergy.


                                   D. OTHER

   The Company and North Carolina Municipal Power Agency Number 1 and
Piedmont Municipal Power Agency, two of the four other joint owners of the Catawba Nuclear Station, entered into a settlement in September 1995 which resolved outstanding issues related to how certain calculations affecting bills under the Catawba joint ownership contractual agreements should be performed. The settlement was approved by the North Carolina Utilities Commission on January 16, 1996 and The Public Service Commission of South Carolina on January 23, 1996. As part of the settlement, the Company agreed to purchase additional megawatts (MW) of Catawba capacity during the period 1996 through 1999 and remove certain restrictions related to sales of surplus energy by these two joint owners. The additional capacity purchases are 215 MW in 1996, 165 MW in 1997, 120 MW in 1998 and 100 MW in 1999. The Company expects to recover the costs associated with this settlement as part of the purchased capacity levelization, consistent with prior orders of the retail regulatory commissions. Therefore, the Company believes these matters should not have a material adverse effect on the results of operations or the financial position of the Company.

    The Company and all four of the other joint owners of the Catawba Nuclear Station entered into settlement agreements in 1994 which resolved all issues in contention in arbitration proceedings related to the Catawba joint ownership contractual agreements. The basic contention in each proceeding was that certain calculations affecting bills under these agreements should be performed differently. These items are covered by the agreements between the Company and the other Catawba joint owners which have been previously approved by the Company's retail regulatory commissions. (For additional information, see Note 3.) In 1994, the Company settled its cumulative net obligation through 1993 of approximately $205 million related to these settlement agreements. Billings for 1994 and later years will conform to the settlement agreements, which have been approved by the Company's retail regulatory commissions. Because the Company expects the costs associated with these settlements to be recovered as part of the purchased capacity levelization, which has been approved by the Company's retail regulatory commissions, the Company included approximately $205 million as an increase to "Purchased capacity costs" on its Consolidated Balance Sheets in 1994. Therefore, the Company believes these matters should not have a material adverse effect on the results of operations or financial position of the Company.

    The Company is also involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. Where appropriate, the Company has made accruals in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies," in order to provide for such matters. Management is of the opinion that the final disposition of these proceedings will not have a material adverse effect on the results of operations or financial position of the Company.



                     NOTE 14. NUCLEAR DECOMMISSIONING COSTS

    Estimated site-specific nuclear decommissioning costs, including the cost of decommissioning plant components not subject to radioactive contamination, total approximately $1.3 billion stated in 1994 dollars based on decommissioning studies completed in 1994. This amount includes the Company's 12.5 percent ownership in the Catawba Nuclear Station. The other joint owners of the Catawba Nuclear Station are responsible for decommissioning costs related to their ownership interests in the station. Both the North Carolina Utilities Commission and the Public Service Commission of South Carolina have granted the Company recovery of estimated decommissioning costs through retail rates over the expected remaining service periods of the Company's nuclear plants. Such estimates presume each unit will be decommissioned as soon as possible following the end of their license life. Although subject to extension, the current operating licenses for the Company's nuclear units expire as follows: Oconee 1 and 2 - 2013, Oconee 3 - 2014; McGuire 1 - 2021, McGuire 2 - 2023; and Catawba 1
- 2024, Catawba 2 - 2026.

    In accordance with a 1988 Nuclear Regulatory Commission order, during 1996, the Company expensed approximately $56,470,000 which was contributed to the external funds for decommissioning costs and accrued an additional $1,618,000 to the internal reserve. Nuclear units are depreciated at a rate of 4.70 percent, of which 1.61 percent is for decommissioning. The balance of the external funds as of December 31, 1996, was $362,627,000. The balance of the internal reserve as of December 31, 1996, was $207,774,000 and is reflected in accumulated depreciation and amortization on the Consolidated Balance Sheets. Management's opinion is that the decommissioning costs being recovered through rates, when coupled with assumed after-tax fund earnings of 5.5 percent to 5.9 percent, are currently sufficient to provide for the cost of decommissioning.